Exhibit 10.1

SIXTH AMENDMENT TO OFFICE LEASE
THIS SIXTH AMENDMENT TO OFFICE LEASE (this “Sixth Amendment”), dated as of the 3rd day of October, 2019, with an effective date of October 1, 2019, is entered into by and between ONNI VAN BUREN CHICAGO LLC, a Delaware limited liability company, successor-in-interest to Union Tower, LLC, a Delaware limited liability company (“Landlord”), and HURON CONSULTING SERVICES LLC, a Delaware limited liability company, successor-in-interest to Huron Consulting Group LLC, a Delaware limited liability company (“Tenant”).
RECITALS
WHEREAS, Landlord and Tenant entered into that certain Office Lease Agreement undated and executed as of December 10, 2003 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of August 23, 2004 (the “First Amendment”), by that certain Second Amendment to Lease dated May 14, 2007 (the “Second Amendment”), by that certain Third Amendment to Lease dated April 2, 2010 (the “Third Amendment”), by that certain Fourth Amendment to Lease dated December 31, 2012 (the “Fourth Amendment”), and by that certain Fifth Amendment to Lease dated December 1, 2013 (the “Fifth Amendment”) (the Original Lease, as amended by the First Amendment, by the Second Amendment, by the Third Amendment, by the Fourth Amendment, by the Fifth Amendment and by this Sixth Amendment, is hereinafter referred to as the “Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord certain premises consisting of 159,912 square feet of rentable space, consisting of the entire fourth (4th), fifth (5th), eighth (8th), ninth (9th), tenth (10th), sixteenth (16th), and seventeenth (17th) floors, each of which contain 20,667 rentable square feet; 5,393 rentable square feet on the third (3rd) floor; and 9,850 rentable square feet on the eleventh (11th) floor (collectively, the “Existing Premises”), all in that certain building known as Union Tower and located at 550 West Van Buren Street, Chicago, Illinois (the “Building”); and
WHEREAS, that portion of the Existing Premises located on the sixteenth (16th) floor of the Building containing 20,667 rentable square feet is hereinafter referred to as the “16th Floor Surrendered Premises”; and
WHEREAS, that portion of the Existing Premises located on the third (3rd) floor of the Building containing 5,393 rentable square feet is hereinafter referred to as the “3rd Floor Premises”; and
WHEREAS, Tenant entered into that certain Sublease dated as of February 28, 2018 (the “3rd Floor Sublease”) wherein Tenant, as sublandlord, subleased the 3rd Floor Premises to Aspiritech, NFP, an Illinois not for profit corporation, as subtenant (the “3rd Floor Subtenant”), which 3rd Floor Sublease has an expiration date of September 30, 2021; and
WHEREAS, Tenant entered into that certain Sublease dated as of March 30, 2016, as amended by that certain First Amendment to Sublease dated as of October 14, 2016 (as amended, the “16th Floor Sublease”) wherein Tenant, as sublandlord, subleased the 16th Floor Premises to Consilio LLC, a Virginia limited liability company, as subtenant (the “16th Floor Subtenant”), which 16th Floor Sublease has an expiration date of September 30, 2019; and
WHEREAS, Landlord and Tenant desire that Tenant vacate the 16th Floor Surrendered Premises not later than September 30, 2019 (the “16th Floor Surrender Date”), leaving a total of 139,245 rentable square feet of leased space in the Building as the leased premises (the “Remaining Premises”) under the Lease; and in accordance therewith, Landlord and Tenant desire to terminate Tenant’s right, title, and interest in and to the Lease solely with respect to the 16th Floor Surrendered Premises on the terms and conditions set forth in this Sixth Amendment; and

WHEREAS, Landlord and Tenant desire that the 3rd Floor Sublease continue through its natural term, which expires on September 30, 2021; and
WHEREAS, Landlord and Tenant desire to extend the term of the Lease on the terms and conditions set forth herein; and
WHEREAS, Landlord and Tenant desire to enter into this Sixth Amendment for the purpose of further modifying the Lease as more particularly provided herein; and
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby agree as follows:
1.Defined Terms. Capitalized terms not defined in this Sixth Amendment shall have the same meanings ascribed to such terms in the Lease.
2.Term. The Term of the Lease currently expires on September 30, 2024. Effective on the 16th Floor Surrender Date, (a) the Term for the Remaining Premises (except with respect to the 3rd Floor Premises) shall expire on September 30, 2029 (subject to Tenant’s right to extend the Term of the Lease pursuant to the provisions of Paragraph 10 below) and all references in the Lease to the Expiration Date (except with respect to the 3rd Floor Premises) shall be deemed to be September 30, 2029; and (b) the Term for the 3rd Floor Premises shall expire on September 30, 2021 and all references in the Lease to the Expiration Date with respect to the 3rd Floor Premises shall be deemed to be September 30, 2021.
3. 16th Floor Surrendered Premises; 3rd Floor Premises
(a)    Landlord and Tenant agree that (i) the 16th Floor Sublease terminates by its own terms on September 30, 2019; (ii) the 16th Floor Subtenant, as tenant, will be entering into a separate lease agreement with Landlord, as landlord, to take over and occupy the 16th Floor Premises, which such lease agreement shall have an effective date of the 16th Floor Surrender Date; (iii) all furniture, fixtures and equipment currently located in the 16th Floor Premises shall be deemed the property of the 16th Floor Subtenant; and (iv) notwithstanding anything contained in the Lease or the 16th Floor Sublease to the contrary, Tenant shall have no maintenance, repair, removal or other surrender obligations with respect to the 16th Floor Premises. Effective as of the 16th Floor Surrender Date, the Lease is hereby and shall be terminated with respect to the 16th Floor Premises (and only the 16th Floor Premises) and all references in the Lease to the “Premises” shall be deemed to mean the Remaining Premises, for a total leased premises of 139,245 rentable square feet. For purposes of clarity, after the 16th Floor Surrender Date and until the expiration of the 3rd Floor Sublease on September 30, 2021, the Remaining Premises demised pursuant to the Lease shall be as follows:

Floor	Entire or Partial	Rentable Square Footage
3rd	Partial	5,393
4th	Entire	20,667
5th	Entire	20,667
8th	Entire	20,667
9th	Entire	20,667
10th	Entire	20,667
11th	Partial	9,850
17th	Entire	20,667
TOTAL		139,245

(b)    Effective as of September 30, 2021, Landlord and Tenant shall terminate the Lease with respect to the 3rd Floor Premises (and only the 3rd Floor Premises) by entering into a Lease Termination and Surrender Agreement with respect to the 3rd Floor Premises, in the form as shown in Exhibit A attached hereto. Thereafter, the Remaining Premises will no longer include the 5,393 rentable square feet on the third (3rd) floor, and the Remaining Premises shall consist of the 133,852 rentable square feet through the remainder of the Term as follows:

Floor	Entire or Partial	Rentable Square Footage
4th	Entire	20,667
5th	Entire	20,667
8th	Entire	20,667
9th	Entire	20,667
10th	Entire	20,667
11th	Partial	9,850
17th	Entire	20,667
TOTAL		133,852
4.Base Rent.
(a)    Effective as of October 1, 2019, Tenant shall pay Landlord Base Rent based on the new remaining rentable square footage of 139,245 in the following amounts:

Remaining Premises Base Rent Period	Annual Rate Per Square Foot	Monthly Rate Per Square Foot	Annual Base Rent*	Monthly Base Rent*
October 1, 2019 - September 30, 2020	$18.75	$1.56	$2,610,843.75	$217,570.31
October 1, 2020 - September 30, 2021	$19.25	$1.60	$2,680,466.25	$223,372.19
*subject to a reduction for the Rent Abatement (as such term is defined in Paragraph 5 below) during the Rent Abatement Period (as such term is defined in Paragraph 5 below).
(b)    Effective as of October 1, 2021 (after the natural expiration of the 3rd Floor Sublease on September 30, 2021), Tenant shall pay Landlord Base Rent based on the remaining rentable square footage of 133,852 in the following amounts:

Remaining Premises Base Rent Period (after the expiration of the 3rd Floor Sublease)	Annual Rate Per Square Foot	Monthly Rate Per Square Foot	Annual Base Rent**	Monthly Base Rent**
October 1, 2021 - September 30, 2022	$23.00	$1.92	$3,078,596.00	$256,549.67
October 1, 2022 - September 30, 2023	$23.58	$1.96	$3,155,560.90	$262,963.41
October 1, 2023 - September 30, 2024	$24.16	$2.01	$3,234,449.92	$269,537.49
October 1, 2024 - September 30, 2025	$24.77	$2.06	$3,315,311.17	$276,275.93
October 1, 2025 - September 30, 2026	$25.39	$2.12	$3,398,193.95	$283,182.83
October 1, 2026 - September 30, 2027	$26.02	$2.17	$3,483,148.80	$290,262.40
October 1, 2027 - September 30, 2028	$26.67	$2.22	$3,570,227.52	$297,518.96
October 1, 2028 - September 30, 2029	$27.34	$2.28	$3,659,483.21	$304,956.93
**subject to a reduction for the Rent Abatement during the Rent Abatement Period..
5.Rent Abatement. Notwithstanding the provisions set forth in Paragraph 4 above, so long as Tenant is not is not in default under the Lease after the expiration of any applicable notice and cure periods, Tenant shall be entitled to and shall receive an abatement of Base Rent and Tenant’s Pro Rata Share of Taxes and Operating Expenses (the “Rent Abatement”) for the period from October 1, 2019 to and including January 15, 2021 (the “Rent Abatement Period”).
6.Tenant Pro Rata Share. Effective as of October 1, 2019, Tenant Pro Rata Share for the Remaining Premises shall be 42.39%, determined by dividing (i) 139,245 rentable square feet in the Remaining Premises by (ii) 328,516 rentable square feet in the Building. Effective as of October 1, 2021, Tenant Pro Rata Share for the Remaining Premises shall be 40.74%, determined by dividing (i) 133,852 rentable square feet in the Remaining Premises by (ii) 328,516 rentable square feet in the Building.
7.No Security Deposit. Notwithstanding anything to the contrary contained in the Lease, including, without limitation, the provisions of Paragraph 10 of the Fifth Amendment, Tenant shall not be required to deposit or maintain with Landlord any cash or other consideration, including any letter of credit, as a security or other deposit under the Lease. Landlord shall within five (5) days after the execution of this Sixth Amendment by both Landlord and Tenant return or cause to be returned to Tenant any letter of credit or letters of credit in Landlord’s possession or control deposited by or for the benefit of Tenant.
8.Termination of Guaranty Agreement. Effective as of the date that this Sixth Amendment is fully executed by Landlord and Tenant (the “Guarantor Release Date”), the Guaranty (“Guaranty”) executed by Huron Consulting Group Inc. (the “Guarantor”) with respect to the Lease shall be terminated, without any further action required by the parties thereto, and Landlord hereby irrevocably and unconditionally releases the Guarantor from all of its obligations and liabilities under or pursuant to the Guaranty, whether now existing or hereafter arising. As of the Guarantor Release Date, Landlord and Tenant agree that the Guaranty is fully extinguished and of no further force and effect. Landlord hereby releases and forever discharges all and/or any actions, claims, rights, demands, and set-offs, whether in this jurisdiction or in any other, whether or not presently known to Landlord or to the law, and whether in law or equity, that Landlord ever had, may have or hereafter can, shall or may have against the Guarantor arising now or hereafter from the Lease.
9.Building Management and Operations. The parties acknowledge and agree that Tenant’s entering into this Sixth Amendment is expressly conditioned upon Tenant’s desire to contribute to managerial decisions with respect to management of and operations in the Building. In accordance therewith, notwithstanding those rights reserved exclusively to Landlord pursuant to the Lease, including, without limitation, in Article 22(D) thereof, Landlord covenants and agrees to consult with Tenant from time to time during the Term of the Lease with respect to management and operations of the Building (including on-site property managers, security personnel and building engineers) and improvements to the amenities and common areas in the Building, including, without limitation, the lobby, Tenant’s amenity lounge, and the gym/fitness center, as applicable, and to offer Tenant an opportunity to contribute in management and operations decisions, strategies and protocols. Landlord covenants and agrees to hire and maintain a property management team in accordance with Class A office building management standards in the downtown Chicago market, which shall include at a minimum the following personnel: (a) an on-site Building-dedicated property manager, with at least ten (10) years relevant property management experience; (b) an on-site Building-dedicated property coordinator or assistant property manager so long as the Building remains over seventy percent (70%) occupied and Tenant occupies over seventy-five percent (75%) of the square footage of the Remaining Premises; and (c) a regional manager who will regularly insure quality control for Tenant and the Building. Landlord’s additional management and operational obligations with respect to Tenant and the Building shall be as set forth on Exhibit B attached hereto and made a part hereof. Inasmuch as such control and oversight of management of and operations in the Building is of critical importance to Tenant, Landlord agrees that any breach of any covenant or agreement with respect to such matters shall be deemed a material default by Landlord under the Lease. Should Landlord fail, refuse or neglect to comply with the terms set forth in this Paragraph 9 and set forth on Exhibit B, Tenant may, upon reasonable prior notice (unless an emergency situation exists, in which event no notice shall be necessary), but shall not be required to, furnish such service, take such action or otherwise act in a manner in order to remedy such failure, refusal or neglect and all sums so expended by Tenant thereon shall immediately be payable by Landlord plus an administrative cost recovery fee of fifteen percent (15%). In addition, Landlord shall reimburse Tenant for Tenant’s reasonable expenses in performing such service, including reasonable attorney's fees, which expenses shall be immediately payable by Landlord to Tenant.
10.Option to Extend. Tenant is hereby granted one (1) option (the “Extension Option”) to extend the Term of the Lease for five (5) additional years, from October 1, 2029 to September 30, 2034 (the “Extended Term”), with respect to, at Tenant’s sole option, all of the Remaining Premises or any portion thereof, which Extension Option Tenant shall exercise by providing Landlord with prior notice thereof on or before September 30, 2028, such notice specifying whether Tenant is extending the Term as to the entire Remaining Premises or as to a portion thereof (and if a portion, specifying such portion). All terms and conditions set forth in the Lease shall be applicable to the Extended Term, provided that the Base Rent for the Extended Term shall be determined using the Prevailing Rental Rate as defined in Article 37 of the Lease. In the event that Tenant elects not to extend the term for the entire Remaining Premises, the Lease will terminate and be of no further force and effect on September 30, 2029 with respect to those portions of the Remaining Premises not subject to the extension, and Tenant shall surrender those portions of the Remaining Premises not subject to the extension as provided in the Lease. All references in the Lease, including this Sixth Amendment, to the “Term” shall be deemed to include the Extended Term if so exercised by Tenant.
11.Signage. Effective as of October 1, 2019, Tenant shall have the right to exclusive signage in the Building lobby as depicted on Exhibit C, attached hereto and made a part hereof (the “Lobby Signage”), upon the same terms and conditions as set forth in Article 38 of the Lease. All existing signage rights pursuant to Article 38 of the Lease shall remain. Notwithstanding anything to the contrary contained in Article 38 of the Lease, Landlord shall not impose any fees or charges upon Tenant for the Lobby Signage and Landlord shall cooperate with Tenant, at no cost to Tenant, in connection with obtaining any permits, licenses, or variances required for such signage.
12.Parking. Effective as of October 1, 2019, Article 39 of the Lease is hereby deleted in its entirety and the Parking shall be as follows:
(a)    Tenant (or at Tenant’s election, as to all or a portion of the parking spaces, Tenant’s employees) shall have the sole and exclusive right at all times during the Term of the Lease, including during the Extended Term and any subsequent extensions thereof, to the exclusive use of six (6) parking spaces (individually, a “Parking Space” and collectively, the “Parking Spaces”) in the parking facility located in the Building and shown on Exhibit D attached hereto and made a part hereof (the “Parking Facility”). Such Parking Spaces shall be in locations in the Parking Facility selected by Tenant and marked or otherwise identified as reserved for “Huron’s” exclusive use. Landlord and Tenant acknowledge and agree that Tenant has heretofore selected Parking Space numbered 8, Parking Space numbered 10 and Parking Space numbered 13 as shown on Exhibit D as reserved Parking Spaces and such Parking Spaces shall remain reserved for Tenant’s sole and exclusive use during the Term of the Lease and any extensions thereof until such time as Tenant elects, at its sole option, to change such Parking Spaces, subject to availability. Landlord shall designate and hold in reserve Parking Space numbered 2, Parking Space numbered 4 and Parking Space numbered 6 as shown on Exhibit D (each, a “Remaining Parking Space” and collectively, the “Remaining Parking Spaces”) as the three (3) remaining Parking Spaces for Tenant’s sole and exclusive use. Tenant shall provide notice to Landlord during the Term of the Lease or any extension thereof when Tenant desires to reserve a Remaining Parking Space, and Landlord shall within thirty (30) days after such request make such Remaining Parking Space available for Tenant’s sole and exclusive use.
(b)    If Tenant elects to have its employee lease one of the Remaining Parking Spaces, such employee shall enter into a separate and direct parking space license agreement with Landlord, and Tenant shall have no liability with respect to such Remaining Parking Space or parking arrangement, the parties agreeing that the relationship between such employee and Landlord shall be governed by such separate and direct license agreement, provided, however, that in the event that Tenant leases all or any portion of the Remaining Parking Spaces, Tenant shall be bound by the provisions of Paragraph 12(d) below with respect to such Remaining Parking Space or Remaining Parking Spaces leased by Tenant.
(c)    Tenant or any employee leasing one of the Parking Spaces shall pay to Landlord, or to such third party designated by Landlord from time to time, for such Parking Space, on a monthly basis, the prevailing rate charged from time to time at the Building. The current monthly rate for a reserved Parking Space is Three Hundred and No/100 Dollars ($300.00) (which includes all applicable taxes) and Landlord agrees not to increase such parking rate charged to either Tenant or its employees until after October 1, 2021, at which time Landlord may increase the parking rate upon not less than twelve (12) months prior notice to Tenant or such employee(s), as the case may be. Such increases shall be not exceed the then-prevailing market rate for similarly situated parking in downtown Chicago.
(d)    With respect to Tenant’s continued right to use the Parking Spaces (as opposed to Tenant’s employees’ continued right to use the Parking Spaces, which shall be governed solely by separate license agreement), such right is conditioned upon (i) Tenant substantially complying with the provisions set forth in that certain Parking Space License (the “License”) dated as of July 1, 2019 executed by Landlord and Tenant (modified to change the Spaces Numbered 3, 12 and 13 referenced therein to Spaces Numbers 8, 10, and 13); and (ii) Tenant not being in default under the Lease (after the expiration of any applicable notice and cure periods). Tenant shall use commercially reasonable efforts to see that Tenant’s non-monthly parking employees and visitors also comply any rules and regulations promulgated by Landlord with respect to parking. Tenant agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant’s non-monthly parking employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant’s non-monthly parking employees’ and/or visitors’ use of the Parking Facility. The Parking Spaces rented by Tenant pursuant to this paragraph are provided to Tenant solely for use by Tenant’s own employees and other personnel and such Parking Spaces may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as Landlord may establish, at the validation rate from time to time generally applicable to visitor parking. Access to parking in the Parking Facility shall be at all times, seven (7) days a week, twenty-four (24) hours a day.
13.Right of First Refusal. Effective as of October 1, 2019, Paragraph 8 of the Fourth Amendment and Paragraph 8 of the Fifth Amendment are hereby deleted, and Tenant shall have the following right of first refusal in the Building as follows:
(a)    Effective as of October 1, 2019, Tenant shall have the continuing right of first refusal (the “Right of First Refusal”) with respect to any space in the Building located on the second (2nd) floor, the eleventh (11th) floor, the twelfth (12th) floor, the thirteenth (13th) floor or the fourteenth (14th) floor (the “Refusal Space”), which Right of First Refusal shall be exercised as follows:
(i)    When Landlord has a prospective tenant (a “Prospect”) interested in leasing all or any portion of the Refusal Space, Landlord shall give Tenant written notice (the “First Refusal Notice”) of the terms under which Landlord is prepared to lease the Refusal Space (or portion thereof if the Prospect is interested in leasing less than all of the Refusal Space) to such Prospect and Tenant may lease the Refusal Space (or portion thereof if the Prospect is interested in leasing less than all of the Refusal Space), provided that no holder of Superior Rights (as such term is defined below) desires to lease all or any portion of such Refusal Space, under such terms, by providing Landlord with notice of exercise (“Notice of Exercise”) within five (5) days after Tenant’s receipt of the First Refusal Notice, except that Tenant shall have no such Right of First Refusal and Landlord need not provide Tenant with an First Refusal Notice if a default under the Lease by Tenant after the expiration of any applicable notice and cure periods exists at the time Landlord would otherwise deliver the First Refusal Notice. Notwithstanding anything herein to the contrary, Tenant's Right of First Refusal set forth herein is and shall be subject and subordinate to those rights of expansion, renewal, extension, first refusal, first offer or similar rights for all or any portion of the applicable First Refusal Space granted to existing tenants in the Building pursuant to leases which have been executed prior to the date of this Sixth Amendment which are listed on Exhibit E attached hereto and made a part hereof (collectively, the "Superior Rights"). Landlord represents and warrants to Tenant that no other Superior Rights exist of the date hereof, other than those set forth on Exhibit E, and Landlord covenants and agrees not to grant any tenant in the Building or other party any Superior Rights during the Term (as the same may be extended) which are superior to Tenant’s Right of First Refusal set forth herein.
(ii)    The term for the Refusal Space shall commence upon the commencement date stated in the First Refusal Notice and thereupon such Refusal Space shall be considered a part of the Remaining Premises, provided that all of the terms stated in the First Refusal Notice (other than the expiration date, which shall be the Expiration Date, as extended if Tenant’s exercises its option to extend the term of the Lease pursuant to Paragraph 10 above) shall govern Tenant’s leasing of the Refusal Space and only to the extent that they do not conflict with the First Refusal Notice, the terms and conditions of the Lease shall apply to the Refusal Space. Landlord, at Landlord’s sole cost and expense, shall demolish any existing improvements in the Refusal Space and deliver the Refusal Space to Tenant in a “vanilla box” condition, broom clean and free of debris and all personalty. In addition, if the First Refusal Notice specifies work to be performed by Landlord in the Refusal Space, Landlord at Landlord’s sole cost and expense, shall perform such work in the Refusal Space.

(iii)    Notwithstanding the foregoing, if (1) Tenant was entitled to exercise its Right of First Refusal, but failed to provide Landlord with a Notice of Exercise within the five (5)-day period provided above, and (2) Landlord does not enter into a lease for the Refusal Space with the Prospect within a period of six (6) months following the date of the First Refusal Notice, Tenant shall once again have a Right of First Refusal with respect to such Refusal Space. In addition, Tenant shall once again have the Right of First Refusal with respect to the Refusal Space if, within such six (6) months period, Landlord proposes to lease the Refusal Space to the Prospect or any other prospect on terms that are substantially different than those set forth in the First Refusal Notice. For purposes hereof, the terms offered to a prospect shall be deemed to be substantially the same as those set forth in the First Refusal Notice as long as there is no more than a ten percent (10%) reduction in the “bottom line” cost per rentable square foot of the Refusal Space to the Prospect when compared with the “bottom line” cost per rentable square foot under the First Refusal Notice, considering all of the economic terms of both deals, respectively, including, without limitation, the net rent, any tax or expense escalation or other financial escalation and any financial concessions. In addition, if Landlord does enter into a lease for the Refusal Space, Tenant shall have a Right of First Refusal on such Refusal Space (subject to the terms hereof) upon the expiration of the lease with the Prospect (subject to the renewal or extension of the lease with the Prospect).
(b)    If Tenant exercises its Right of First Refusal, Landlord shall prepare an amendment (the “Refusal Space Amendment”) adding the Refusal Space to the Remaining Premises on the terms set forth in the First Refusal Notice and reflecting the changes in the calculation of Tenant’s Pro Rata Share and other appropriate terms. A copy of the Refusal Space Amendment shall be: (i) sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise, (ii) revised by Landlord, if necessary, to incorporate any changes by Tenant that are necessary to accurately reflect the terms and conditions of Tenant’s Right of First Refusal; and (iii) executed by Tenant and returned to Landlord within five (5) days thereafter, but an otherwise valid exercise of the Right of First Refusal contained herein shall, at either party’s option, be fully effective whether or not the Refusal Space Amendment is executed.
14.Termination Option. Effective as of October 1, 2019, Article 41 of the Lease, Paragraph 10 of the Fourth Amendment, and Paragraph 9 of the Fifth Amendment are hereby deleted in their entirety and Tenant shall have the following termination option (the “Termination Option”):
(a)    So long as (i) the Lease is then in full force and effect; and (ii) no default by Tenant after the expiration of any applicable notice and cure periods then exists under the Lease, Tenant shall have the right upon the delivery of irrevocable notice to Landlord delivered not later than October 1, 2025 (the “Termination Notice Deadline”) to terminate the Lease as to all or any portion (as determined by Tenant in its sole and absolute judgment) of the Remaining Premises with an effective date of September 30, 2026 (the “Termination Date”), in which case the Lease shall terminate on the Termination Date as to all or such portion of the Remaining Premises. In the event that Tenant elects to terminate the Lease as provided herein, Tenant shall pay to Landlord on the Termination Date a termination fee (the “Termination Fee”) equal to the sum of: (a) the unamortized portion of the commission paid to Broker (as such term is defined in Paragraph 21 below) solely with respect to this Sixth Amendment (provided that Landlord has delivered to Tenant a true, correct and complete copy of the fully-executed agreement and all amendments thereto executed by Landlord and Broker evidencing the commissions, fees and other sums paid by Landlord to Broker); (b) the unamortized portion of the Cash Payment (as such term is defined in Paragraph 19 below) given to Tenant; and (c) the unamortized portion of the Rent Abatement provided under Section 5 of this Sixth Amendment. The amounts described in the preceding sentence shall be amortized on a straight-line basis and shall include an interest factor of seven (7%) percent per annum for the time period from the Termination Date to the Expiration Date. In the event that Tenant elects to terminate only a portion of the Remaining Premises, the Termination Fee shall be prorated based upon the ratio of the square footage terminated to the square footage remaining. The Termination Fee shall be due and payable by Tenant on the Termination Date.

(b)    If Tenant fails to exercise the Termination Option on or prior to the Termination Notice Deadline or to pay the Termination Fee on or prior to the Tenant Termination Date, Tenant shall have no further right to terminate the Lease.
(c)    If Tenant properly exercises the Termination Option and pays the Termination Fee in accordance with this Paragraph 14, then on or before the Termination Date, Tenant will deliver up possession to Landlord of the Remaining Premises which is the subject of such termination in accordance with the provisions of the Lease.
(d).    The Termination Option is personal to Tenant and is not assignable. The Termination Option will terminate and be of no further force or effect upon the assignment or sublet of all or any portion of the Remaining Premises by Tenant, but only with respect to that portion of the Remaining Premises actually assigned or sublet (such Termination Option remaining in effect as to any portion of the Remaining Premises not actually assigned or sublet).
15.Tenant’s Alterations. Notwithstanding anything to the contrary contained in the Lease, including, without limitation, the provisions of Article 8 thereof, Landlord hereby agrees as follows:
(a)    Tenant shall not be required to pay to Landlord any review, supervision or other fee or charge in connection with any proposed alterations or Work in the Remaining Premises from time to time during the Term of the Lease and any extensions thereof, or the review of any plans, specifications or drawings in connection therewith, and Tenant shall in no event be required to pay any out-of-pocket expenses incurred by Landlord in connection therewith, whether for review or otherwise;
(b)    Landlord’s consent shall not be required for an any non-structural alteration or Work performed in the Remaining Premises by or on behalf of Tenant from time to time during the Term of the Lease and any extensions thereof;
(c)    Tenant shall have the right from time to time to select contractors, subcontractors, engineers and architects of its choice to perform any alterations or Work performed in the Remaining Premises by or on behalf of Tenant from time to time during the Term of the Lease and any extensions thereof;
(d)    Tenant shall have the right from time to time to construct or cause to be constructed internal stairways between those floors which form a portion of the Remaining Premises during the Term of the Lease and any extensions thereof;
(e)    Tenant shall not be required to pay any tap-in charges for connecting supplemental air-conditioning or sprinklers which are required from time to time in connection with any alterations or Work performed in the Remaining Premises by or on behalf of Tenant from time to time during the Term of the Lease and any extensions thereof; and
(f)    Landlord agrees not to charge Tenant any charges for utilizing the Building’s freight elevator or outside hoist in connection with any alterations or Work performed in the Remaining Premises by or on behalf of Tenant from time to time during the Term of the Lease and any extensions thereof.

16.Tenant’s Surrender of the Remaining Premises. Notwithstanding anything to the contrary contained in the Lease, Tenant shall not be required to remove any improvements, alterations or Work, including, without limitation, any voice/data cabling or wiring, existing in or made to the Remaining Premises at any time or from time to time during the Term of the Lease and any extensions thereof.
17.Representations, Warranties and Covenants.

(a)    Landlord hereby represents and warrants to Tenant that, as of the date hereof, the Building, including the Remaining Premises, are in compliance with all codes, laws, statues, rules and regulations promulgated by any federal, state or local governmental agency having jurisdiction over the Building, including, without limitation, the Americans with Disabilities Act of 1990 (42 U.S.C. §12101 et. seq.) and the regulations issued thereunder, as amended from time to time (collectively, the “Laws”). Landlord hereby covenants that, after the date hereof, the Building shall be in compliance with all Laws, provided, that Landlord makes no covenant with respect to compliance with Laws relating solely to the Remaining Premises.
(b)    Landlord represents and warrants to Tenant that, as of the date hereof: (a) Landlord is a duly organized and validly existing Delaware limited liability company and is authorized to transact business under the laws of the State of Illinois; (b) Landlord has full power and authority to enter into this Sixth Amendment and to perform its obligations under this Sixth Amendment; (c) the execution, delivery and performance of this Sixth Amendment by Landlord have been duly and validly authorized by all necessary action on the part of Landlord and all required consents and approvals for the entry into and performance by Landlord hereunder have been duly obtained; and (d) this Sixth Amendment is a legal, valid and binding obligation of Landlord, enforceable against Landlord in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.
(c)    Tenant represents and warrants to Landlord that, as of the date hereof: (a) Tenant is a duly organized and validly existing Delaware limited liability company and is authorized to transact business under the laws of the State of Illinois; (b) Tenant has full power and authority to enter into this Sixth Amendment and to perform its obligations under this Sixth Amendment; (c) the execution, delivery and performance of this Sixth Amendment by Tenant have been duly and validly authorized by all necessary action on the part of Tenant and all required consents and approvals for the entry into and performance by Tenant hereunder have been duly obtained; and (d) this Sixth Amendment is a legal, valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.
18.Landlord’s Work.
(a)    Commencing on December 15, 2019 (but not earlier than December 15, 2019), Landlord will renovate or cause to be renovated all of the men’s and women’s bathrooms on the seventeenth (17th) floor of the Building to a superior quality consistent with Class A office buildings in downtown Chicago. Such renovations on the seventeenth (17th) floor shall be completed on or before February 7, 2020. The date when the renovations to the bathrooms on the seventeenth (17th) floor is hereafter referred to as the “17th Floor Renovations Completion Date”. The scope of the renovation work is outlined in the plan attached hereto as Exhibit F and made a part hereof.
(b)    Commencing on the 17th Floor Renovations Completion Date (but not earlier than the 17th Floor Renovations Completion Date), Landlord will renovate or cause to be renovated all of the men’s and women’s bathrooms on the eighth (8th) floor of the Building to a superior quality consistent with Class A office buildings in downtown Chicago. Such renovations on the eighth (8th) floor shall be completed on or before April 1, 2020. The scope of the renovation work is outlined in the plan attached hereto as Exhibit F.
(c)    Commencing on August 1, 2020 (but not earlier than August 1, 2020), Landlord will renovate or cause to be renovated all of the men’s and women’s bathrooms on the fifth (5th) floor of the Building to a superior quality consistent with Class A office buildings in downtown Chicago. Such renovations on the fifth (5th) floor shall be completed on or before September 15, 2020. The scope of the renovation work is outlined in the plan attached hereto as Exhibit F.
(d)    Landlord will also renovate or cause to be renovated all of the men’s and women’s bathrooms on at least two (2) additional floors in the Building on an annual basis, commencing in 2021, and continuing until such time as all bathrooms in the Building have been renovated, but giving priority to Tenant’s floors in the Building. The scope of the renovation work is outlined in the plan attached hereto as Exhibit F.
(e)    If Tenant exercises a Right of First Refusal on any Refusal Space, priority will be given by Landlord to renovate and upgrade those bathrooms on the applicable floors relating to such Refusal Space in conjunction with other improvements being made to the floor(s) to consolidate and minimize construction disruption.
(f)    The work to be performed by Landlord pursuant to Subparagraphs 18(a)-(d) above is hereinafter referred to as “Landlord’s Work.”
(g)    Upon completion from time to time of each bathroom comprising a portion of Landlord’s Work, Landlord shall provide Tenant with notice thereof, and upon Tenant’s receipt of notice from Landlord from time to time that a portion of Landlord’s Work has been completed and is ready for final inspection and acceptance, Landlord and Tenant will promptly, diligently and jointly make an inspection of such portion of Landlord’s Work in order to ensure that Tenant is satisfied in all reasonable respects with such portion of Landlord’s Work and that such portion of Landlord’s Work complies with all applicable Laws.
(h)    Should Landlord fail, refuse or neglect to commence or complete any portion of Landlord’s Work described in this Paragraph 18, Tenant may, upon reasonable prior notice (unless an emergency situation exists, in which event no notice shall be necessary), but shall not be required to, furnish such service, take such action or otherwise act in a manner in order to remedy such failure, refusal or neglect and all sums so expended by Tenant thereon shall immediately be payable by Landlord plus an administrative cost recovery fee of fifteen percent (15%). In addition, Landlord shall reimburse Tenant for Tenant’s reasonable expenses in performing such service, including reasonable attorney's fees, which expenses shall be immediately payable by Landlord to Tenant.
19.Tenant’s Cash Payment. In order to induce Tenant to enter into this Sixth Amendment, Landlord shall provide Tenant with a cash payment (the “Cash Payment”) in the amount of Four Million Five Hundred Fifty Thousand Nine Hundred Sixty-Eight and No/100 Dollars ($4,550,968.00), which represents a payment based upon $34.00 per rentable square foot of the Remaining Premises. The Cash Payment shall be payable by Landlord to Tenant simultaneously with the execution of this Sixth Amendment by both Landlord and Tenant in cash in the form and manner directed by Tenant. Landlord agrees that Tenant shall not in any event be required to use the Cash Payment, or any portion thereof, for any build-out, improvements or construction in the Remaining Premises.
20.Requirement for Union Labor. With respect to any construction in the Building now or hereafter from time to time performed by or on behalf of Landlord (including, without limitation, Landlord’s Work described in Paragraph 18 above and all other work hereinafter performed in the Building), Landlord shall employ, or cause to be employed, only such labor, contractors or subcontractors which will not cause: (a) jurisdictional disputes with any labor union; (b) strikes against or involving Tenant, the Premises or the Building; or (c) any conflict relative to work in or for the Building with any union contract now or hereafter formed in which Tenant, its contractors or subcontractors may be a party.

21.No Relocation Rights. Notwithstanding anything to the contrary contained in the Lease, Landlord shall have no right to relocate Tenant from any portion of the Remaining Premises at any time during the term of the Lease, as the same may be extended.
22.Brokers. Landlord and Tenant each represent to the other that it has not dealt with any broker, agent or finder other than Colliers Bennett & Kahnweiler LLC d/b/a Colliers, International, which represents Tenant, and Cushman & Wakefield, Inc., which represents Landlord (together, “Broker“), as broker, agent or finder in connection with this Sixth Amendment, and that insofar it knows, no broker other than Broker has participated in the negotiation of this Sixth Amendment or is entitled to any commission in connection therewith. Landlord and Tenant shall each indemnify and hold the other harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from its breach of the foregoing representation. Landlord agrees to pay to Broker all amounts owing to Broker in respect of this Sixth Amendment pursuant to a separate commission agreement between Landlord and Broker.
23.Notices. Any and all notices given in connection with the Lease shall be deemed adequately given only if in writing and (i) personally delivered; or (ii) sent by a nationally-recognized overnight courier service; or (iii) sent by certified United States mail, postage prepaid, return receipt requested, to the party or parties for whom such notices are intended. A written notice shall be deemed received (i) when delivered in person; (ii) on the next business day immediately following the day sent by overnight courier; and (iii) on the third (3rd) business day following the day sent by certified mail. A written notice shall also be deemed received on (i) the date delivery shall have been refused at the address required by the Lease; or (ii) with respect to notices sent by United States mail but not delivered, the date as of which the postal service shall have indicated such notice to be undeliverable at the address required by the Lease. Any and all notices referred to in the Lease or which any party desires to give to another shall be addressed as follows:

To Landlord:                Onni Van Buren Chicago LLC
200 North LaSalle, Suite #300
Chicago, IL 60606
Attention: Asset Manager

with a copy to:                Onni Van Buren Chicago LLC
315 W. 9th Street, Suite 801
Los Angeles, CA 90015
Attn: Legal Dept.
Email: legal@onni.com

and:                     Onni Van Buren Chicago LLC
1010 Seymour Street, Suite 200
Vancouver BC, Canada V6B 3M6
Attn: Legal Dept.
Email: legal@onni.com

To Tenant:                Huron Consulting Services LLC
550 W. Van Buren Street
Chicago, Illinois 60607
Attention: Guy Galbreth

with a copy to:                Greensfelder, Hemker & Gale, P.C.
200 West Madison Street, Suite 3300
Chicago, Illinois 60606
Attention: John A. Goldstein, Esq.

or such other address or addresses as Tenant or Landlord may from time to time designate by notice given as above provided.
24.Captions. The captions used in this Sixth Amendment are for convenience only and shall have no effect upon the interpretation of this Sixth Amendment.
25.Ratification of Lease. Except as expressly amended herein, the Lease shall remain in full force and effect and, as hereby amended, is ratified and confirmed by the parties hereto. In the event of a conflict between the provisions of this Sixth Amendment and those of the Lease, the provisions of this Sixth Amendment shall control.
26.Counterparts. This Sixth Amendment may be executed in counterparts, each of which shall be deemed an original and all such counterparts together shall constitute one and the same instrument.

[Signature Provisions on Following Page.]

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment as of the date first set forth above.
“LANDLORD”
ONNI VAN BUREN CHICAGO LLC,
a Delaware limited liability company

By: /s/ Giulio De Cotiis
Name: Giulio De Cotiis
Title: Director

“TENANT”

HURON CONSULTING SERVICES LLC,
a Delaware limited liability company

By:      /s/ John D. Kelly
Name: John D. Kelly
Title: EVP, CFO and Treasurer

EXHIBIT A
LEASE SURRENDER AND TERMINATION AGREEMENT
THIS LEASE SURRENDER AND TERMINATION AGREEMENT (this "Lease Termination Agreement") is entered into on this 30th day of September, 2021 (the “Effective Date”), by and between ONNI VAN BUREN CHICAGO LLC, a Delaware limited liability company, successor-in-interest to Union Tower, LLC, a Delaware limited liability company (“Landlord”), and HURON CONSULTING SERVICES LLC, a Delaware limited liability company, successor-in-interest to Huron Consulting Group LLC, a Delaware limited liability company (“Tenant”).
WHEREAS, Landlord and Tenant entered into that certain Office Lease Agreement undated and executed as of December 10, 2003 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of August 23, 2004 (the “First Amendment”), by that certain Second Amendment to Lease dated May 14, 2007 (the “Second Amendment”), by that certain Third Amendment to Lease dated April 2, 2010 (the “Third Amendment”), by that certain Fourth Amendment to Lease dated December 31, 2012 (the “Fourth Amendment”), by that certain Fifth Amendment to Lease dated December 1, 2013 (the “Fifth Amendment”) and by that certain Sixth Amendment to Lease dated October 3, 2019, with an effective date of October 1, 2019 (the “Sixth Amendment”) (the Original Lease, as amended by the First Amendment, by the Second Amendment, by the Third Amendment, by the Fourth Amendment, by the Fifth Amendment and by the Sixth Amendment, is hereinafter referred to as the “Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord certain premises consisting of 159,912 square feet of rentable space, consisting of the entire fourth (4th), fifth (5th), eighth (8th), ninth (9th), tenth (10th), sixteenth (16th), and seventeenth (17th) floors, each of which contain 20,667 rentable square feet; 5,393 rentable square feet on the third (3rd) floor; and 9,850 rentable square feet on the eleventh (11th) floor (collectively, the “Existing Premises”), all in that certain building known as Union Tower and located at 550 West Van Buren Street, Chicago, Illinois (the “Building”); and
WHEREAS, pursuant to the Sixth Amendment, Landlord and Tenant terminated the Lease solely with respect to that portion of the Existing Premises located on the sixteenth (16th) floor of the Building containing 20,667 rentable square feet; and
WHEREAS, Landlord and Tenant desire to terminate that portion of the Existing Premises solely located on the third (3rd) floor of the Building containing 5,393 rentable square feet (the “3rd Floor Premises”), upon the terms and conditions hereinafter set forth; and
NOW, THEREFORE, in consideration of mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follow:
1.Surrender of Premises. Landlord and Tenant agree that effective as the Effective Date, Tenant shall quit, surrender and vacate the 3rd Floor Premises to Landlord in the condition as required in the Lease.
2.Termination of Lease. Landlord and Tenant agree that effective as the Effective Date, the Lease shall be terminated solely with respect to the 3rd Floor Premises (and not with respect to any other portion of the Existing Premises not heretofore terminated), and the Lease shall no longer be of any force or effect as to the 3rd Floor Premises, with the exception of any provisions set forth in the Lease that are intended to survive the termination thereof.
3.Lease Termination Fee. For and in consideration for Tenant being relieved of further legal and financial obligations under the Lease with respect to the 3rd Floor Premises on and after the Effective Date, Tenant and Landlord agree that Tenant shall pay to Landlord a termination fee of One and No/100 Dollar ($1.00) immediately due and payable upon the Effective Date.
4.Binding upon Successors and Assigns. This Lease Termination Agreement shall be for the benefit of and be binding upon, the parties hereto and their respective successors and assigns.
5.Final Agreement. This Lease Termination Agreement shall constitute the final agreement and understanding of the parties with respect to the subject matter hereof.
6.Attorneys’ Fees. If any legal action is commenced to enforce or interpret the terms of this Lease Termination Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs in addition to any other relief to which the prevailing party may be entitled.
7.Illinois Law. This Lease Termination Agreement shall be governed by the laws of the State of Illinois.
8.Illegality. In case any one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease Termination Agreement, but this Lease Termination Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein.
9.Acknowledgements. The parties acknowledge that the facts found in the Recitals set forth above are true and correct and are incorporated into this Lease Termination Agreement.
10.Further Instruments. Each of the parties shall promptly and in good faith execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of its obligations under this Lease Termination Agreement, in order to carry out the intent and purpose of this Lease Termination Agreement.
11.Representations and Warranties and Authority to Enter Agreement. Each of the parties represents and warrants to the other that it has authority and power to enter into this Lease Termination Agreement, that all necessary company resolutions granting such authority or power have been obtained; and that all consents required to effect the transaction contemplated hereunder have been obtained. Each individual signing on behalf of any party warrants that such signer has the authority to do so and further warrants that no other persons or entities are required to sign this Lease Termination Agreement on behalf of any party in order for this Lease Termination Agreement to be fully binding on all of the parties. Each party further agree that it will indemnify, defend and hold harmless all other party from and against all claims based upon or arising out of or in connection with this Lease Termination Agreement.
12.Counterparts. This Lease Termination Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
13.Entire Agreement and Integration.
a.This Lease Termination Agreement constitutes the final agreement of the parties and supersedes all prior agreements, understandings and negotiations regarding the subject matter set forth in this Lease Termination Agreement.

b.No provisions of this Lease Termination Agreement may be waived unless in writing and signed by both of the parties; waiver of any one provision herein shall not be construed as or deemed to be a waiver of any other provision herein.
c.This Lease Termination Agreement may not be amended or modified except by written agreement executed by all of the parties.
d.The parties each acknowledge that neither party has made any promise representation or warranty, express or implied, concerning the subject matter of the Lease Termination Agreement to induce the execution of the Lease Termination Agreement that is not contained herein, and each of the parties hereby acknowledges that it has not executed this Lease Termination Agreement in reliance upon any such promise, representation or warranty.
[Signature Provisions on Following Page.]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease Termination Agreement to be executed the Effective Date.

LANDLORD: ONNI VAN BUREN CHICAGO LLC, a Delaware limited liability company	TENANT: HURON CONSULTING SERVICES LLC, a Delaware limited liability company
By:	By:
Name:	Name:
Title:	Title:
Dated:	Dated:

EXHIBIT B
THE INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXHIBIT C

THE INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXHIBIT D

THE INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXHIBIT E

THE INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXHIBIT F

THE INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.